Exhibit 10.1

PROMISSORY NOTE

Up to U.S.$500,000.00	February __, 2018

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, the undersigned, ERBA Diagnostics, Inc., a Delaware corporation (“Maker”), promises to pay to the order of Erba Diagnostics Mannheim GmbH, a company organized under the laws of Germany which is the majority stockholder of Maker (“Holder”), the principal sum of five hundred thousand United States dollars (U.S.$500,000.00) or so much thereof as may be loaned by Holder to Maker (the “Principal”), plus interest (the “Interest”) on the Principal from time to time remaining unpaid, calculated at the simple rate of three and one-half percent (3.5%) per annum, and payable as hereinafter set forth. Interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

After the consummation of the initial loan of two hundred fifty thousand United States dollars (U.S.$250,000.00) of Principal under this Note, the subsequent loan of two hundred fifty thousand United States dollars (U.S.$250,000.00) of Principal under this Note shall be made at the time determined by the vote or written consent of the majority of the independent directors on Maker’s Board of Directors but in any event no later than December 31, 2018. The consummation of such subsequent loan shall take place on the date that is fifteen (15) days after the date on which such directors shall have caused Maker to provide notice thereof to Holder.

1.     Payments. Maker shall pay to Holder the entire unpaid Principal and any and all accrued and unpaid Interest thereon on January __, 2019. This Note may be prepaid in whole or in part without penalty. Prepayments shall first be applied against accrued and unpaid Interest hereunder and shall then be applied to the Principal hereunder. Payments to Holder under this Note shall be made to Holder at the principal headquarters of Holder, or at such other place as Holder may from time to time designate to Maker in writing (including, without limitation, by automatic deposit or wire transfer to an account designated by Holder). All payments hereunder shall be made in immediately available funds of lawful money of the United States of America.

2.     Events of Default. If one or more of the following described events shall have occurred, then this Note shall be in default (each, a “Default”):

a.     Maker fails to make the payment of Principal or of Interest on this Note on, or within five (5) business days after, the date upon which such payment becomes due; or

b.     Maker (i) becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due, (ii) applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian therefor or any property or asset thereof, (iii) makes a general assignment for the benefit of creditors, (iv) in the absence of such application, consent or acquiescence, a trustee, has a receiver or other custodian is appointed therefor or for a substantial part of the property or assets thereof and is not discharged within sixty (60) days or (v) has any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, commenced in respect thereof, and if such case or proceeding is not commenced thereby, it is consented to or acquiesced in thereby, or remains undismissed for sixty (60) days.

3.     Default Remedies. Upon the occurrence of a Default, the entire unpaid Principal, together with accrued and unpaid Interest, shall be immediately due and payable without notice or demand and, while in Default, all amounts due under this Note shall bear interest at the rate equal to the lesser of twelve percent (12%) per annum or the highest rate permitted to be charged by applicable law. In addition, Maker agrees to pay the costs of collection, including, without limitation, reasonably attorneys’ fees and expenses, in the event of a Default, whether or not a lawsuit is brought.

4.     Miscellaneous.

(a)     Maker waives demand, presentment, protest, dishonor and notice of maturity, non-payment or protest and all other requirements to hold Maker liable. Maker shall raise no defenses other than that payment has been made. Maker shall not raise any claims of set off in any action or proceeding.

(b)     If payment of Principal or Interest on this Note becomes due on a Saturday, Sunday or other legal holiday on which banks in the State of Florida are closed, then the due date shall be extended to the next succeeding business day.

(c)     If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

(d)     This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by Holder.

(e)     Neither Maker nor Holder shall assign this Note, or any of its respective rights or obligations hereunder, without the prior written consent of the other, which consent may be withheld in such other’s sole and absolute discretion for any reason or no reason whatsoever.

(f)     This Note shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provisions.

(g)     The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

(h)     A delay by Holder in exercising a right or remedy shall not constitute a waiver thereof. No waiver by Holder of any default hereunder shall be deemed to constitute a waiver of any subsequent default. No exercise of any right or remedy hereunder shall preclude the exercise of any other right or remedy which Holder may have in law or in equity to enforce the paying of this Note or the collection thereof. Maker expressly agrees that the maturity of this Note, or any payment hereunder, may be extended by the Holder from time to time without in any way affecting the liability of Maker.

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IN WITNESS WHEREOF, Maker has duly executed this Note to be effective as of the day and year first above written.

ERBA Diagnostics, Inc.,

a Delaware corporation

By:

David Barka,

Interim Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Erba Diagnostics Mannheim GmbH,

a company organized under the laws of Germany

By:

Suresh Vazirani,

Chief Executive Officer and

Managing Director

Date:

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